Exhibit 99.1

PRESS RELEASE

Media Contact:
Brookly McLaughlin, Corporate Communications
+1 312 836 6728
Brookly.McLaughlin@theice.com

Investor Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
+1 770 857 4726
Kelly.Loeffler@theice.com

ICE Extends Exclusive License for Russell Indexes and
Expands Agreement to Include International Indexes

ATLANTA (March 15, 2011) – IntercontinentalExchange (NYSE: ICE), a leading operator of regulated global futures exchanges, clearing houses and over-the-counter (OTC) markets today announced it has extended the duration of its agreement to exclusively offer futures and options contracts based on industry leading US stock indexes including the Russell 2000® Index and Russell 1000® Index, as well as expanded the agreement to cover the exclusive listing of futures and options on Russell’s international indexes. The agreement has been extended by three years and now runs through June 2017.

“Russell’s reliability, transparency, and market-driven weighting have made it the benchmark of choice for investors,” said David Goone, ICE SVP and Chief Strategic Officer. “The lower trading costs and variety of trading strategies available with the comprehensive suite of Russell Index futures and options we list will continue to provide opportunity for investors as the equity markets continue to recover and inflows to funds improve.”

Said Kurt Zyla, regional director for listed derivatives at Russell Investments: “We are pleased to extend our agreement with IntercontinentalExchange. Their commitment to building Russell’s presence in exchange traded derivatives across the U.S. and global index complex is an important component of our business strategy.  As a leader in index design, we believe working with an innovative exchange like ICE ensures our future success.”

As a result of the agreement, ICE has updated its financial guidance for depreciation and amortization expense and for interest expense.  For 2011, ICE expects depreciation and amortization expense in the range of $126 million to $132 million, with the majority of the expense reduction being realized after the first quarter of 2011. ICE also expects interest expense in the range of $7 million to $9 million per quarter for 2011, with quarterly interest expense trending down throughout the year.

Since gaining exclusivity on the Russell index futures license, ICE has introduced new features and products to meet customer demand, including Trade at Settlement (TAS) pricing and enhanced options trading functionality. ICE Futures U.S. lists mini-sized futures and options on futures on the Russell 1000 and Russell 2000, as well as futures on the Russell 1000 Growth and the Russell 1000 Value indexes.  ICE secured the exclusive rights to list contracts based on the full range of Russell's benchmark U.S. equity indexes in July 2007 and the exclusivity period began in September 2008.

Since 1984 Russell's innovative methodology has helped their indexes become the benchmarks most used by institutional investors. Because Russell indexes can be used across portfolios for comprehensive coverage between market segments, Russell’s benchmarks are used more often than any other equity index family. Of the ten most-used U.S. equity benchmarks for institutional assets, nine come from Russell.

The combined market capitalization of stocks in the broad-market Russell 3000 Index, which reflects about 98% of the investable U.S. equity universe, totals $14.5 trillion. The Russell 2000 index consists of 2,000 small-cap companies, and the Russell 1000 is a large-cap index representing the largest one-third of the Russell 3000 components.

About IntercontinentalExchange

IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries.

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design, and ICE Futures U.S. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see: www.theice.com/terms

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 9, 2011.

ICE-IXFX